                                                                    EXHIBIT 4(F)
================================================================================


                         INMC MORTGAGE HOLDINGS, INC.
                                    Issuer

                                 -------------
                                  Depositary

                         ----------------------------

                               Deposit Agreement

                          Dated as of _____ __, 1998

                         ----------------------------

                      Shares of Class __ Preferred Stock


================================================================================

                                  TABLE OF CONTENTS

                                                                                 Page

ARTICLE I

               Definitions and Other Provisions of General Application............  1
       SECTION 1.01.  Definitions.................................................  1

ARTICLE II

            The Depositary Receipts, Deposit of Class __ Preferred Stock..........  3
       SECTION 2.01.  Form and Transferability of Depositary Receipts.............  3
       SECTION 2.02.  Deposit of Class    Preferred Stock; Execution and Delivery of
                       Depositary Receipts........................................  4
       SECTION 2.03.  Optional Redemption of Class __ Preferred Stock for Cash....  5
       SECTION 2.04.  Registration of Transfers of Depositary Receipts............  5
       SECTION 2.05.  Changes Affecting Class __ Preferred Stock and
                       Reclassifications, Recapitalizations, etc..................  5
       SECTION 2.06.  Combinations and Split-ups of Depositary Receipts...........  6
       SECTION 2.07.  Surrender of Depositary Receipts and Withdrawal of Class
                       Preferred Stock............................................  6
       SECTION 2.08.  Limitations on Execution and Delivery, Transfer, Split-up.
                       Combination, Surrender, and Exchange of Depositary Receipts. 7
       SECTION 2.09.  Lost Depositary Receipts, etc................................ 7
       SECTION 2.10.  Cancellation and Destruction of Surrendered Depositary
                       Receipts.................................................... 7
       SECTION 2.11.    Conversion Rights.......................................... 8

ARTICLE III

        Certain Obligations of Holders of Depositary Receipts and the Company.....  9
       SECTION 3.01.  Filing Proofs, Certificates, and Other Information..........  9
       SECTION 3.02.  Payment of Fees and Expenses................................  9
       SECTION 3.03.  Representations and Warranties..............................  9

ARTICLE IV

                       The Class __ Preferred Stock; Notices......................  10
       SECTION 4.01.  Cash Distributions..........................................  10
       SECTION 4.02.  Distributions Other Than Cash...............................  10
       SECTION 4.03.  Subscription Rights, Preferences, or Privileges.............  10
       SECTION 4.04.  Fixing of Record Date for Holders of Depositary Receipts....  11
       SECTION 4.05.  Voting Rights...............................................  11
       SECTION 4.06.  Redemptions.................................................  12
       SECTION 4.07.  Inspection of Reports.......................................  12
       SECTION 4.08.  Notices, Reports, and Documents.............................  12
       SECTION 4.09.  Lists of Depositary Receipt Holders.........................  13
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                                      -i-
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
       SECTION 4.10.  Tax and Regulatory Compliance............................... 13
       SECTION 4.11.  Withholding................................................. 13

ARTICLE V

                           The Depositary and the Company......................... 13
       SECTION 5.01.  Maintenance of Offices, Agencies, and Transfer Books by the
                       Depositary and the Registrar............................... 13
       SECTION 5.02.  Prevention or Delay in Performance by the Depositary, the
                       Depositary's Agents, the Registrar, or the Company......... 14
       SECTION 5.03.  Obligations of the Depositary, the Depositary's Agents, the
                       Registrar, and the Company................................. 14
       SECTION 5.04.  Resignation and Removal of the Depositary; Appointment of
                       Successor Depositary....................................... 15
       SECTION 5.05.  Indemnification by the Company.............................. 16
       SECTION 5.06.  Fees, Charges, and Expenses................................. 16

ARTICLE VI

                              Amendment and Termination........................... 16
       SECTION 6.01.  Amendment................................................... 16
       SECTION 6.02.  Termination................................................. 17

ARTICLE VII

                                    Miscellaneous................................. 17
       SECTION 7.01.  Counterparts................................................ 17
       SECTION 7.02.  Exclusive Benefits of Parties............................... 17
       SECTION 7.03.  Invalidity of Provisions.................................... 17
       SECTION 7.04.  Notices..................................................... 18
       SECTION 7.05.  Depositary's Agents......................................... 18
       SECTION 7.06.  Holders of Depositary Receipts Are Parties.................. 18
       SECTION 7.07.  Governing Law............................................... 18
       SECTION 7.08.  Inspection of Deposit Agreement and Designating Amendment... 19
       SECTION 7.09.  Headings.................................................... 19

                               DEPOSIT AGREEMENT


     This DEPOSIT AGREEMENT, dated ____________, 1998 between INMC MORTGAGE HOLDINGS, INC., a Delaware corporation, ______________________________, a
___________ banking corporation, as Depositary, and all holders from time to time of Depositary Receipts issued under this Agreement;

                                  WITNESSETH:

     WHEREAS, the parties desired to provide for the deposit of shares of the Company's Class __ Preferred Stock with the Depositary for the purposes set forth in this Agreement, and for the issuance of the Depositary Receipts evidencing Depositary Shares representing a fractional interest in the Class __ Preferred Stock to be deposited; and

     WHEREAS, the Depositary Receipts are to be substantially in the form of Exhibit A to this Agreement, with appropriate insertions, modifications, and omissions;

     NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE I

            Definitions and Other Provisions of General Application

     SECTION 1.01.  Definitions.

     Except as otherwise expressly provided in this Agreement or unless the context otherwise requires:

          (1)  defined terms include the plural as well as the singular;

          (2) the words "herein," "hereof," "hereto," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and

          (3) the word "or" is always used inclusively (for example, the phrase "A or B" means "A or B or both," not "either A or B but not both").

     "Agreement" or "Deposit Agreement" means this agreement, as it may be amended, modified, or supplemented from time to time.

     "Certificate of Incorporation" means the certificate of incorporation (including any Designating Amendment), as amended from time to time, of the Company.

     "Class __ Preferred Stock" means shares of the Company's ____% Class __ Preferred Stock, $0.01 par value per share, and unless the context requires otherwise refers to the shares that have been deposited under this Agreement.

     "Company" means INMC Mortgage Holdings, Inc., a Delaware corporation, and its successors.

     "Corporate Office" means the corporate office of the Deposit at which at any particular time its business relating to this Deposit Agreement is administered, which is currently located at ______________________________, but shall also include any other locations it may choose to designate generally or in connection with any specific event.

     "Depositary" means the depositary named in the opening clause of this Agreement and any successor depositary under this Agreement.

     "Depositary Receipt" means a Depositary Receipt issued under this Agreement to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form of Exhibit A. Any reference to a Depositary Receipt is to be treated as a reference also to the underlying Depositary Shares represented by the Depositary Receipt and the underlying Class __ Preferred Stock represented by the underlying Depositary Shares. For example, redemption of a Depositary Receipt is the redemption of the Depositary Shares (evidenced by the Depositary Receipt) because of the redemption of the Class __ Preferred Stock share represented by the Depositary Share.

     "Depositary Share" means a fractional interest of ____ of a share of Class
__ Preferred Stock deposited with the Depositary and the same proportionate interest in any other property received by the Depositary relating to that share of Class __ Preferred Stock and held under this Deposit Agreement, all as evidenced by the Depositary Receipts. Any reference to a Depositary Share is to be treated as a reference also to the fractional interest in the underlying Class __ Preferred Stock represented by the Depositary Share. For example, the redemption price of a Depositary Share is the portion of the redemption price of a share of Class __ Preferred Stock that is attributed to the Depositary Share because it represents a fractional interest in the redeemed share of Class __ Preferred Stock.

     "Depositary's Agent" means an agent appointed by the Depositary as provided in Section 7.05.

     "Designating Amendment" means the Designating Amendment filed with the Secretary of State of the State of Delaware establishing the Class __ Preferred Stock as a separate class of Preferred Stock of the Company, as it may be amended from time to time.

     "Record Date" means the date fixed pursuant to Section 4.04 with respect to the applicable event.

     "Record holder" or "holder" as applied to a Depositary Receipt means the person in whose name a Depositary Receipt is registered in the registry book maintained by the Depositary. When the term is used with reference to an event for which a Record Date is set, it means the person in whose name the Depositary Receipt is registered in the registry book as owner on the Record Date.

     "Registrar" means the Depositary or any other bank or trust company subsequently appointed to register ownership and transfers of Depositary Receipts or the deposited Class __ Preferred Stock, as the case may be. If the Registrar is not the Depositary, then any functions ordinarily associated with a Registrar referred to in this Agreement as being undertaken by the Depositary shall instead be undertaken by the Registrar, and the agreement with the Registrar shall so reflect.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission under that Act.

     "Transfer Agent" means the Depositary or any other bank or trust company subsequently appointed to transfer the Depositary Receipts or the deposited Class __ Preferred Stock, as the case may be. If the Transfer Agent is not the Depositary, then any functions ordinarily associated with a transfer agent referred to in this Agreement as being undertaken by the Depositary shall instead be undertaken by the Transfer Agent, and the agreement with the Transfer Agent shall so reflect.


                                   ARTICLE II

          The Depositary Receipts, Deposit of Class __ Preferred Stock

     SECTION 2.01. Form and Transferability of Depositary Receipts. Definitive Depositary Receipts will be engraved or printed or lithographed with steel-engraved borders and underlying tint and will be substantially in the form of EXHIBIT A, with appropriate insertions, modifications, and omissions. Pending the preparation of definitive Depositary Receipts, temporary Depositary Receipts may be printed, lithographed, typewritten, mimeographed, or otherwise prepared substantially of the tenor of the definitive Depositary Receipts in lieu of which they are to be issued. If temporary Depositary Receipts are issued, the Company and the Depositary will cause definitive Depositary Receipts to be prepared without unreasonable delay.

     After the preparation of definitive Depositary Receipts, the temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts upon surrender of the temporary Depositary Receipts at the Corporate Office without charge to the holder. Upon surrender for cancellation of any temporary Depositary Receipts, the Depositary will execute and deliver definitive Depositary Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Depositary Receipts. The exchange will be made at the Company's expense. Until so exchanged, the temporary Depositary Receipts will be entitled to the same benefits under this Agreement as definitive Depositary Receipts.

     Depositary Receipts will be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary. If a Registrar (other than the Depositary) has been appointed, then the Depositary's execution may be by a facsimile signature, and the Depositary Receipts will also be countersigned by manual signature of a duly authorized officer of the Registrar. No Depositary Receipt will be entitled to any benefits under this Agreement or be valid for any purpose unless it has been executed as provided in this paragraph. The Depositary will record on its books each Depositary Receipt that is executed and delivered.

     Except as the Depositary may otherwise determine, Depositary Receipts will be in denominations of any number of whole Depositary Shares. All Depositary Receipts will be dated the date of their issuance.

     Depositary Receipts may have the legends or recitals or changes required by the Depositary and not inconsistent with the provisions of this Agreement, or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Class __ Preferred Stock, the Depositary Shares, or the Depositary Receipts may be listed, or required to conform with any ordinary usage, or required to indicate any special limitations or restrictions to which any particular Depositary Receipt is subject.

     Title to any Depositary Receipt that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement will be transferable by delivery with the same effect as in the case of a negotiable instrument. Until a Depositary Receipt is transferred on the books of the Depositary, the Depositary may, notwithstanding any notice to the contrary, treat the record holder of the Depositary Receipt as the absolute owner for the purpose of determining the person entitled to distributions of dividends or other distributions, to exercise any conversion rights, to any notice, and for all other purposes.

     SECTION 2.02. Deposit of Class __ Preferred Stock; Execution and Delivery of Depositary Receipts. Concurrently with the execution of this Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing shares of Class __ Preferred Stock. The Company is also delivering to the Depositary a written order directing the Depositary to execute and deliver to, or upon the written order of, the persons named in the written order Depositary Receipts for the Depositary Shares representing the Class __ Preferred Stock. The Depositary acknowledges receipt of the Class __ Preferred Stock and agrees to hold the Class __ Preferred Stock in an account with the Depositary. [The Company appoints the Depositary as the Registrar and transfer agent for the Class __ Preferred Stock deposited under this Agreement, and the Depositary accepts the appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of Class __ Preferred Stock held by it by notation, book-entry, or other appropriate method.]

     The Depositary will execute and deliver to, or upon the order of, the persons named in the written order Depositary Receipts for the number of whole Depositary Shares representing the Class __ Preferred Stock. The Depositary Receipts will be registered in the names requested by the persons named in the written order. The Depositary will execute and deliver the Depositary Receipts at the Corporate Office, except that, at the request, risk, and expense of any person requesting it, the delivery may be made at a place designated by that person. Subject to the terms of this Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Class __ Preferred Stock represented by the Depositary Share, including the dividend, voting, redemption, conversion, and liquidation rights contained in the Designating Amendment.

     Whenever Class __ Preferred Stock is presented for deposit by the Company the Depositary may require the deposit to be accompanied by an agreement, assignment, or other instrument satisfactory to the Depositary. This instrument will provide for the prompt transfer to the Depositary (or its nominee) of any dividend, right to subscribe for additional Class __ Preferred Stock, or right to receive other property that any person in whose name the Class __ Preferred Stock is (or has been) registered may thereafter receive on the Class __ Preferred Stock. In lieu of this instrument, the Depositary may accept an indemnity or any other agreement it deems satisfactory.

     Other than in the case of splits, combinations, or other reclassifications affecting the Class __ Preferred Stock, or in the case of any dividends in, or other distributions of, additional Class __ Preferred Stock, no more than the number of shares constituting the Class __ Preferred Stock set forth in the Designating Amendment may be deposited under this Agreement.

     The Company will deliver to the Depositary from time to time the quantity of Depositary Receipts the Depositary requests to enable the Depositary to perform its obligations under this Agreement.

     SECTION 2.03. Optional Redemption of Class __ Preferred Stock for Cash. Whenever the Company redeems shares of Class __ Preferred Stock in accordance with the Designating Amendment, if fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     If notice of redemption has been properly given and the Company has then or previously paid to the Depositary the full redemption price of the Depositary Shares to be redeemed, the Depositary will redeem the appropriate number of Depositary Shares and take any other action necessary to carry out the provisions of the Designating Amendment as it would apply by representation to the Depositary Shares. Assuming the Company redeems the appropriate shares of Class __ Preferred Stock, from and after the cash redemption date all dividends on the shares of Class __ Preferred Stock called for redemption will cease to accrue, the Depositary Shares called for redemption will no longer be outstanding, and all rights accruing to a holder from the Depositary Receipts evidencing those Depositary Shares (except the right to receive the full redemption price) will terminate. Upon surrender of the appropriate Depositary Receipts, the Depositary Shares to be redeemed will be redeemed at a cash redemption price of $______ per Depositary Share. The full redemption price is the cash redemption price plus any accrued and unpaid dividends to the cash redemption date and any other money or other property to which record holders are entitled upon redemption.

     If fewer than all of the Depositary Shares evidenced by a Depositary Receipt are called for redemption, in addition to the full redemption price, the Depositary will deliver to the holder of the Depositary Receipt upon its surrender to the Depositary a new Depositary Receipt for the number of unredeemed Depositary Shares evidenced by the prior Depositary Receipt.

     SECTION 2.04. Registration of Transfers of Depositary Receipts. The Company appoints the Depositary as the Registrar and Transfer Agent for the Depositary Receipts. The Depositary accepts the appointment and agrees to register on its books from time to time transfers of Depositary Receipts upon their surrender by the holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment of any transfer taxes that may be required by law. Upon a proper surrender, the Depositary will execute new Depositary Receipts and deliver them to or upon the order of the person entitled to them evidencing the same aggregate number of Depositary Shares evidenced by the Depositary Receipts surrendered.

     SECTION 2.05. Changes Affecting Class __ Preferred Stock and Reclassifications, Recapitalizations, etc. Certain corporate events necessitate adjustments in the relationship of Depositary Shares to the Class __ Preferred Stock. These "corporate events" are: any change in par or stated value, split-up, combination, or any other reclassification of Class __ Preferred Stock, or upon any recapitalization, reorganization, merger, amalgamation, or consolidation affecting the Company or to which it is a party, or sale of all or substantially all of the Company's assets. If any of these corporate events occur the Company will instruct the Depositary to make adjustments in (a) the fraction of an interest represented by one Depositary Share in one share of Class __ Preferred Stock and (b) the ratio of the redemption price per Depositary Share to the redemption price of a share of Class __ Preferred Stock, in each case consistent with the provisions of the Designating Amendment and as necessary to reflect the effects of the corporate event. The Company will also instruct the Depositary to treat any shares of stock or other securities or property (including cash) that is received by the Depositary in exchange for, or upon conversion of, or in respect of, the Class __ Preferred Stock as new deposited property under this Agreement. The Depositary Receipts then outstanding will thenceforth have the appropriate proportionate interests in the new deposited property. Upon the occurrence of a corporate event the Depositary may, in its discretion, with the approval of the Company, execute and deliver additional Depositary Receipts, or may call for the surrender of all outstanding Depositary Receipts to be exchanged for new Depositary Receipts specifically describing the new deposited property.

     Anything in this Agreement to the contrary notwithstanding, holders of Depositary Receipts will have the right from and after the effective date of any corporate event to surrender their Depositary Receipts to the Depositary with instructions to convert, exchange, or surrender the Class __ Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Class
__ Preferred Stock evidenced by the Depositary Receipts might have been converted or for which the Class __ Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of the corporate event.

     The Company will cause effective provision to be made in the charter of the resulting or surviving corporation (if other than the Company) for protection of such rights as may be applicable upon exchange of the Class __ Preferred Stock for securities or property or cash of the surviving corporation in connection with the corporate event. The Company will cause any surviving corporation (if other than the Company) expressly to assume the obligations of the Company under this Agreement.

     SECTION 2.06. Combinations and Split-ups of Depositary Receipts. Upon surrender of Depositary Receipts at the Corporate Office to effect a split-up or combination of Depositary Receipts, the Depositary will execute and deliver new Depositary Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares that were evidenced by the Depositary Receipts surrendered.

     SECTION 2.07. Surrender of Depositary Receipts and Withdrawal of Class __ Preferred Stock. Any holder of a Depositary Receipt may withdraw any or all of the [whole] shares of Class __ Preferred Stock the Depositary Receipt represents (and any money and other property relating to the Depositary Receipt) by surrendering the Depositary Receipt at the Corporate Office. However, a holder of a Depositary Receipt may not withdraw any shares Class __ Preferred Stock that have previously been called for redemption. The Depositary may require that the Depositary Receipt surrendered be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank. After proper surrender, without unreasonable delay, the Depositary will deliver to the holder, or to the persons designated by the holder, the number of whole [or fractional] shares of Class __ Preferred Stock (and any money and other property) represented by the Depositary Receipt surrendered for withdrawal. Delivery of Class __ Preferred Stock (and any money and other property being withdrawn) may be made by the delivery of certificates, documents of title, and other instruments the Depositary deems appropriate. Holders of the whole [or fractional] shares of Class __ Preferred Stock will not be entitled to re-deposit the Class __ Preferred Stock with the Depositary or to receive Depositary Shares therefor.

     If a withdrawal is for less than all of the Class __ Preferred Shares ultimately represented by the tendered Depositary Receipt, then in addition to the withdrawal proceeds, the Depositary will deliver to the holder, or (subject to Section 2.04) upon his order, a new Depositary Receipt for the number of Depositary Shares that represents the amount of Class __ Preferred Shares not withdrawn.

     If the Class __ Preferred Stock and any money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Depositary Receipt being surrendered, the holder will execute and deliver to the Depositary a written order so directing the Depositary.

     The Depositary will deliver the Class __ Preferred Stock (and any money and other property represented by the surrendered Depositary Receipts) at the Corporate Office, except that, at the request, risk, and expense of the surrendering holder delivery may be made at a place designated by the surrendering holder.

     SECTION 2.08. Limitations on Execution and Delivery, Transfer, Split-up. Combination, Surrender, and Exchange of Depositary Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender, or exchange of any Depositary Receipt (each, an "Issue Event"), the Depositary, any of the Depositary's Agents, or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, if the Depositary or the Company has made the payment, the reimbursement to it) of any tax or other governmental charge on an Issue Event (including any tax or charge with respect to the Class __ Preferred Stock being deposited or withdrawn); (ii) proof satisfactory to it of the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with regulations the Depositary or the Company may establish consistent with the provisions of this Agreement that are required by any securities exchange upon which the Class __ Preferred Stock, the Depositary Shares, or the Depositary Receipts may be included for quotation or listed.

     The deposit of Class __ Preferred Stock may be refused, the delivery of Depositary Receipts may be suspended, the transfer of Depositary Receipts may be refused, and any Issue Event or redemption of outstanding Depositary Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if the action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary's Agents, or the Company, at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Agreement.

     SECTION 2.09. Lost Depositary Receipts, etc. A mutilated Depositary Receipt may be surrendered and the Depositary will execute and deliver in exchange for it a new Depositary Receipt of like tenor and amount. If the holder of a Depositary Receipt provides the Company and the Depositary with (i) evidence reasonably satisfactory to them of the destruction, loss, or theft of a Depositary Receipt and of his ownership of the Depositary Receipt and (ii) reasonable indemnification satisfactory to the Depositary and the Company, then, in the absence of notice to the Depositary or the Company that the Depositary Receipt has been acquired by a bona fide purchaser, the Depositary will authenticate and deliver in lieu of it, a new Depositary Receipt of like tenor and amount.

     SECTION 2.10. Cancellation and Destruction of Surrendered Depositary Receipts. All Depositary Receipts surrendered to the Depositary or any Depositary's Agent will be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy cancelled Depositary Receipts.

                                   Indenture
                                   ---------

        SECTION 2.11. Conversion Rights. Depositary Receipts may be surrendered with written instructions to the Depositary to instruct the Company to cause the conversion of any specified number of whole [or fractional] shares of Class __ Preferred Stock evidenced by the Depositary Receipts into the number of whole shares or other amount of securities issuable upon conversion of the Class __ Preferred Stock pursuant to the Designating Amendment (those securities, the "Securities Issuable Upon Conversion"). A holder of a Depositary Receipt may surrender the Depositary Receipt to the Depositary at the Corporate Office together with (i) a properly completed notice of conversion (a "Notice of Conversion") and (ii) any payment in respect of dividends required by the fifth paragraph of this Section 2.11. The Notice of Conversion shall direct the Depositary to instruct the Company to cause the conversion of the number of shares [or fractional shares] of Class __ Preferred Stock specified in the Notice of Conversion into the appropriate amount of Securities Issuable Upon Conversion. If a holder delivers to the Depositary for conversion Depositary Receipts that in the aggregate are convertible into less than the minimum denomination for Securities Issuable Upon Conversion or into an amount that is not an appropriate multiple of the denomination for the Securities Issuable Upon Conversion, then the holder shall receive (in accordance with the last paragraph of this Section 2.11) cash in lieu of any fractional denomination of Securities Issuable Upon Conversion that would be due.

        Upon receipt by the Depositary of a Depositary Receipt and a properly completed Notice of Conversion, the Depositary shall, on the date of receipt of the Notice of Conversion, instruct the Company (i) to cause the conversion of the appropriate number of shares of Class __ Preferred Stock and (ii) to cause the delivery to the record holder of the Depositary Receipts of appropriate certificates evidencing the appropriate amount of Securities Issuable Upon Conversion, and the amount of money, if any, to be paid in lieu of any fractional Securities Issuable Upon Conversion.

        The Company will cause the delivery to the record holder of (i) a certificate evidencing the appropriate amount of Securities Issuable Upon Conversion and (ii) any money or other property to which the record holder is entitled. In connection with the conversion, the Depositary (i) will deliver to the record holder a Depositary Receipt evidencing the number of Depositary Shares, if any, that the record holder has elected not to convert in excess of the number of Depository Shares representing Class __ Preferred Stock which has been so converted, (ii) will cancel the Depository Shares evidenced by Depository Receipts surrendered for conversion, and (iii) will deliver for cancellation to the transfer agent for the Class __ Preferred Stock the shares of Class __ Preferred Stock evidenced by the converted Depository Receipts.

        If any Class __ Preferred Stock is called by the Company for redemption or exchange, the Depositary Shares representing that Class __ Preferred Stock may be converted into Securities Issuable Upon Conversion until and including, but not after, the close of business on the applicable redemption date or exchange date. Delivery to the Depositary of Depositary Receipts representing any Class __ Preferred Stock called for redemption or exchange, together with a properly completed Notice of Conversion shall be treated as receipt by the Company of the equivalent conversion notice.

        Upon any conversion of Class __ Preferred Stock no allowance, adjustment, or payment will be made for accrued dividends on the converted Class
__ Preferred Stock, except that if a Depositary Receipt is surrendered for conversion during the period between the opening of business on any dividend record date and the close of business on the corresponding dividend payment date, then the Depositary Receipt must be accompanied by a payment equal to the dividend that the record holder of that Depositary Receipt is entitled to receive on the dividend payment date on the underlying Class __ Preferred Stock to be converted.

        Upon the conversion of any shares of Class __ Preferred Stock for which a Notice of Conversion has been received by the Depositary, all dividends on the Depositary Shares shall cease to accrue, the Depositary Shares will no longer be outstanding, all rights of the holder of the Depositary Receipt with respect to those Depositary Shares (except the right to receive the Securities Issuable Upon Conversion and any cash payable for any fractional shares and any accrued dividends on the converted Class __ Preferred Stock) shall terminate, and the Depositary Receipt evidencing those Depositary Shares will be cancelled in accordance with Section 2.10.

        No fractional shares of Securities Issuable Upon Conversion will be issuable upon conversion of Class __ Preferred Stock. If, except for the provisions of this Section 2.11 and the Designating Amendment, any holder of Depositary Receipts surrendered for conversion would be entitled to a fractional share of Securities Issuable Upon Conversion, the Company will cause to be delivered to the holder an amount in cash for the fractional share determined pursuant to the Designating Amendment.


                                 ARTICLE III

     Certain Obligations of Holders of Depositary Receipts and the Company

          SECTION 3.01.  Filing Proofs, Certificates, and Other Information.
Any holder of a Depositary Receipt may be required from time to time to file a proof of residence or other information, to execute any certificates, and to make any representations and warranties that the Depositary or the Company reasonably deem necessary or proper. Until these requirements are complied with, the Depositary or the Company may withhold or delay (i) the delivery of any Depositary Receipt, (ii) the transfer, redemption, or exchange of any Depositary Receipt, (iii) the withdrawal of Class __ Preferred Stock, (iv) the distribution of any dividend or other distribution, or (v) the sale of any rights or of the proceeds thereof.

          SECTION 3.02. Payment of Fees and Expenses. Holders of Depositary Receipts will be obligated to make payments to the Depositary of certain fees and expenses, as provided in Section 5.06, or to provide evidence reasonably satisfactory to the Depositary that the fees and expenses have been paid. Until the payment is made, transfer of any Depositary Receipt or any withdrawal of the Class __ Preferred Stock or any money or other property evidenced by the Depositary Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Class __ Preferred Stock or other property evidenced by the Depositary Receipt may be sold for the account of the holder of the Depositary Receipt (after attempting by reasonable means to notify the holder a reasonable time before the sale). Any dividend or other distribution so withheld and the proceeds of any sale may be applied to any payment of these fees or expenses. The holder of the Depositary Receipt will remain liable for any deficiency.

          SECTION 3.03. Representations and Warranties. The Company represents and warrants that the Class __ Preferred Stock deposited by it and each certificate therefor are valid, and that the Company is duly authorized to make the deposit. The Company further represents and warrants that the Class __ Preferred Stock, when issued, will be duly authorized, validly issued, fully paid, and nonassessable.

          The Company represents and warrants that the Depositary Receipts, when issued, will evidence legal and valid interests in the Depositary Shares, and each Depositary Share will represent a legal and valid ___ fractional interest in a share of Class __ Preferred Stock.

          The Company represents and warrants that the [securities] issuable upon conversation of the Class __ Preferred Stock, when issued, will be duly authorized, validly issued, fully paid, and nonassesable.

          These representations and warranties will survive the deposit of the Class __ Preferred Stock and the issuance of Depositary Receipts [and any conversion of the Class __ Preferred Stock].


                                   ARTICLE IV

                     The Class __ Preferred Stock; Notices

          SECTION 4.01. Cash Distributions. Whenever the Depositary receives any cash dividend or other cash distribution on the Class __ Preferred Stock, including any cash received upon redemption of any shares of Class __ Preferred Stock, the Depositary will divide the cash received pro rata, as nearly as practicable, among the Depositary Receipts, and then distribute it to the persons who were record holders of Depositary Receipts on the Record Date. If the Company or the Depositary is required to withhold taxes from any cash dividend or other cash distribution on the Depositary Receipts held by any holder, the amount made available for distribution or distributed on these Depositary Receipts subject to withholding

                               Deposit Agreement

will be reduced accordingly. The Depositary will distribute or make available for distribution only the amount that can be distributed without attributing to any Depositary Share a fraction of one cent. Any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

          SECTION 4.02. Distributions Other Than Cash. Whenever the Depositary receives any distribution other than cash on the Class __ Preferred Stock, the Depositary will divide the property received by it pro rata, as nearly as practicable, among the Depositary Receipts in any manner that the Depositary and the Company deem equitable and practicable for accomplishing the distribution, and then distribute it to the persons who were record holders of Depositary Receipts on the Record Date.

          If, in the opinion of the Depositary after consultation with the Company, a distribution cannot be made proportionately among the record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, the distribution not to be feasible, the Depositary may, with the approval of the Company, adopt a method that it deems equitable and practicable for the purpose of effecting the distribution. That method may be the sale (at public or private sale) of any or all of the securities or property thus received at places and upon terms it deems proper. The net proceeds of any sale will be distributed by the Depositary pursuant to
Section 4.01. The Company will not make any distribution of securities or property to the holders of Depositary Receipts unless the Company has provided to the Depositary an opinion of counsel stating that the securities or property have been registered under the Securities Act or do not need to be registered.

          SECTION 4.03. Subscription Rights, Preferences, or Privileges. If the Company offers or causes to be offered to the holders of Class __ Preferred Stock any rights, preferences, or privileges to subscribe for or to purchase any securities or any rights, preferences, or privileges of any other nature (collectively, "Rights"), then those Rights will be made available by the Depositary to the record holders of Depositary Receipts in a manner determined by the Company (including by issuing warrants representing the Rights to the record holders). If at the time of issue or offer of the Rights the Company determines that it is not lawful or feasible to make the Rights available to the holders of Depositary Receipts (by the issue of warrants or otherwise), or if instructed to do so by the holders of Depositary Receipts, then the Depositary will (if so instructed by the Company, and if applicable laws or the terms of the Rights permit) sell the Rights at public or private sale, at places and upon terms it deems proper. The net proceeds of any sale will be distributed by the Depositary to the appropriate record holders of Depositary Receipts pursuant to
Section 4.01. The Company will not make any distribution of Rights unless the Company has provided to the Depositary an opinion of counsel stating the Rights have been registered under the Securities Act or do not need to be registered.

          If registration under the Securities Act of the securities to which any Rights relate is required for holders of Depositary Receipts to be offered or sold the securities to which the Rights relate, the Company agrees that it will promptly file a registration statement pursuant to the Securities Act with respect to the Rights and the underlying securities and use its best efforts to cause the registration statement to become effective sufficiently in advance of the expiration of the Rights to enable the holders to exercise the Rights. In no event will the Depositary make available to the holders of Depositary Receipts any right, preference, or privilege to subscribe for or to purchase any securities until the registration statement has become effective, or unless the offering

                               Deposit Agreement

and sale of the securities to the holders are exempt from registration under the Securities Act and the Company has provided to the Depositary an opinion of counsel to that effect.

          If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent, or permit is required for the Rights to be made available to holders of Depositary Receipts, the Company agrees to use its best efforts to take the action to obtain the authorization, consent, or permit sufficiently in advance of the expiration of the Rights to enable the holders to exercise the Rights.

          SECTION 4.04. Fixing of Record Date for Holders of Depositary Receipts. Certain events necessitate setting a Record Date. Among those events are: any cash dividend or cash redemption or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences, or privileges are offered on the Class __ Preferred Stock, or the Depositary receives notice of (i) any meeting at which holders of the Class __ Preferred Stock are entitled to vote or of which holders of the Class __ Preferred Stock are entitled to notice or (ii) any election on the part of the Company to redeem any shares of the Class __ Preferred Stock. In any of those events the Depositary shall fix a Record Date for the determination of the record holders of Depositary Receipts who are entitled to participate with respect to the event in question. The Record Date set by the Depositary shall be the same date as the record date fixed by the Company with respect to the Class __ Preferred Stock. The Depositary will then determine who are the holders of record of the Depositary Receipts on the Record Date.

          SECTION 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of Class __ Preferred Stock are entitled to vote, the Depositary shall promptly mail to the record holders of Depositary Receipts on the Record Date a notice of the meeting by first class mail.

          The Company will provide the Depositary with the actual notice to be mailed. Each notice shall contain (i) the information that is contained in the original notice of meeting, (ii) a statement that the holders of Depositary Receipts at the close of business on the specified record date will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Class __ Preferred Stock represented by their respective Depositary Shares, and (iii) a brief statement of the manner in which the instructions may be given.

          Upon the written request of a record holder of a Depositary Receipt, the Depositary will vote or cause to be voted the amount of Class __ Preferred Stock evidenced by the Depositary Receipt in accordance with the instructions in the request. To the extent any instructions request the voting of a fractional interest of a share of Class __ Preferred Stock, the Depositary will aggregate all the fractional interests from requests with the same voting instructions and will vote the number of whole votes resulting from the aggregation in accordance with the instructions. In the absence of specific instructions from the record holder of a Depositary Receipt, the Depositary will abstain from voting to the extent of the Class __ Preferred Stock evidenced by the Depositary Receipt. The Depositary will not exercise discretion in voting any Class __ Preferred Stock.

          SECTION 4.06. Redemptions. Whenever the Company elects to redeem shares of Class __ Preferred Stock for cash in accordance with the Designating Amendment, it will give the Depositary not less than 60 days' prior written notice of the redemption price, the date fixed for redemption (the "cash redemption date"), and the number of shares of Class __ Preferred Stock to be redeemed. If there are any, the notice will include the amount of accrued and unpaid dividends to the cash redemption date.

          The Depositary will determine who are the record holders of the Depositary Receipts to be redeemed on the Record Date. The Depositary will mail notice of the redemption of Class __ Preferred Stock and the simultaneous redemption of the Depositary Shares to those holders of record. The notices will be sent by first class mail not less than 30 and not more than 60 days prior to the cash redemption date. The notices will be addressed to the addresses of the record holders as they appear on the records of the Depositary. Neither failure to mail any notice to one or more record holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other record holders. The Company will also cause notice of redemption to be published in a newspaper of general circulation in The City of New York at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the cash redemption date.

          The Company will provide the Depositary with the actual notice to be mailed. Each notice will state: the cash redemption date; the cash redemption price; the number of shares of Class __ Preferred Stock and Depositary Shares to be redeemed; if fewer than all the Depositary Shares held by any record holder are to be redeemed, the number of Depositary Shares held by that record holder to be redeemed; the places where Depositary Receipts are to be surrendered for payment of the cash redemption price; and that from and after the cash redemption date dividends on the Class __ Preferred Stock represented by the Depositary Shares to be redeemed will cease.

          SECTION 4.07. Inspection of Reports. The Depositary will make available for inspection by holders of Depositary Receipts at the Corporate Office during normal business hours any reports and communications received from the Company that are made generally available to the holders of the Class __ Preferred Stock. In addition, the Depositary will transmit certain notices and reports to the holders of Depositary Receipts as provided in this Agreement.

          SECTION 4.08. Notices, Reports, and Documents. Certain notices and reports are required to be furnished by the Company to holders of the Class __ Preferred Stock. These requirements may arise under the law, the Certificate of Incorporation, or the rules of any national securities exchange upon which the Class __ Preferred Stock, the Depositary Shares, or the Depositary Receipts are included for quotation or listed. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt, transmit to the record holders of Depositary Receipts, at their addresses in the Depositary's books, copies of all required notices and reports. The delivery of required notices will be at the Company's expense. In addition, the Depositary will transmit to the record holders of Depositary Receipts at the Company's expense any other documents requested by the Company.

          If requested by the holder of any Depositary Receipt, the Depositary will deliver to it a copy of this Deposit Agreement, the form of Depositary Receipt, the Designating Amendment, and the form of Class __ Preferred Stock. The Company will provide the Depositary with the number of copies of documents the Depositary reasonably requests.

          SECTION 4.09. Lists of Depositary Receipt Holders. Promptly upon request from time to time by the Company, the Depositary will furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses, and holdings of Depositary Shares of all persons in whose names Depositary Receipts are registered on the books of the Depositary.

          SECTION 4.10. Tax and Regulatory Compliance. The Depositary will be responsible for (i) preparation and mailing of form 1099s for all open and closed accounts, (ii) foreign tax withholding,

(iii) withholding 31% (or any withholding as may be required at the then applicable rate) of dividends from eligible holders of Depositary Receipts, (iv) mailing W-9 forms to new holders of Depositary Receipts without a certified taxpayer identification number, (v) processing certified W-9 forms, (vi) preparation and filing of state information returns, and (vii) escheatment services.

          SECTION 4.11. Withholding. Notwithstanding any other provision of this Agreement, if the Depositary determines that any distribution in property is subject to any tax that the Depositary is obligated by law to withhold, the Depositary may dispose of all or a portion of that property in the amounts and in the manner the Depositary deems necessary and practicable to pay the taxes, including by public or private sale. The Depositary will distribute the net proceeds of any sale or the balance of any property after deduction of the taxes to the holders of Depositary Receipts entitled thereto in proportion to the number of Depositary Shares held by each of them.


                                   ARTICLE V

                         The Depositary and the Company

          SECTION 5.01. Maintenance of Offices, Agencies, and Transfer Books by the Depositary and the Registrar. The Depositary will maintain at the Corporate Office facilities for the execution of Depositary Receipts. The Depositary will maintain at the Corporate Office and at the offices of any Depositary's Agents facilities for the delivery, transfer, surrender and exchange, split-up, combination, and redemption of Depositary Receipts, and deposit and withdrawal of Class __ Preferred Stock.

          The Depositary will keep books at the Corporate Office for the registration and transfer of Depositary Receipts. The books will be open for inspection by the record holders of Depositary Receipts at all reasonable times and as provided by applicable law. The Depositary may close the books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under this Agreement.

          If the Depositary Receipts, or the Depositary Shares, or the Class __ Preferred Stock represented by the Depositary Shares are listed on The New York Stock Exchange or any other stock exchange, the Depositary may, with the approval of the Company, appoint a Registrar (acceptable to the Company) for registration of the Depositary Receipts or Depositary Shares in accordance with the requirements of the listing exchange. The Registrar may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. The Registrar may be the Depositary if so permitted by the requirements of the listing exchange. If the Depositary Receipts, the Depositary Shares, or the Class __ Preferred Stock are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange the facilities for the delivery, transfer, surrender, redemption, and exchange of the Depositary Receipts, the Depositary Shares, or the Class __ Preferred Stock required by law or applicable stock exchange regulations.

          SECTION 5.02. Prevention or Delay in Performance by the Depositary, the Depositary's Agents, the Registrar, or the Company. Neither the Depositary, any Depositary's Agent, any Registrar, nor the Company will incur any liability to any holder of any Depositary Receipt if their performance under this Agreement is prevented or delayed by any provision of any present or future law of the United States of

America or of any other governmental authority, or by any act of God or war or other circumstance beyond the control of the relevant party.

          SECTION 5.03. Obligations of the Depositary, the Depositary's Agents, the Registrar, and the Company. Neither the Depositary, any Depositary's Agent, any Registrar, nor the Company assumes any obligation or will be subject to any liability under this Agreement or any Depositary Receipt to holders of Depositary Receipts other than from acts or omissions arising out of conduct constituting negligence, bad faith, or willful misconduct in the performance of their duties under this Agreement.

          Neither the Depositary, any Depositary's Agent, any Registrar, nor the Company will be under any obligation to appear in, prosecute, or defend any action, suit, or other proceeding that in its reasonable opinion may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all expense and liability is furnished as often as may be required.

          Neither the Depositary, any Depositary's Agent, any Registrar, nor the Company will be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information provided by any holder of a Depositary Receipt or any other person believed by it in good faith to be competent to give the information. The Depositary, any Depositary's Agent, any Registrar, and the Company may each rely and will each be protected in acting upon any written notice, request, direction, or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

          If the Depositary receives conflicting claims, requests, or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary will be entitled to act on the claims, requests, or instructions received from the Company.

          The Depositary, its parent, affiliate, or subsidiaries, any Depositary's Agent, and any Registrar may own, buy, sell, or deal in any class of securities of the Company and its affiliates and in Depositary Receipts or Depositary Shares, or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested, or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the Depositary's Agent. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

          Neither the Depositary nor any Depositary's Agent is an "issuer" of the securities under the federal securities laws or applicable state securities laws. The Depositary and any Depositary's Agent are acting only in a ministerial capacity as Depositary for the Class __ Preferred Stock. The Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Agreement in its capacity as Depositary.

          Neither the Depositary (or its officers, directors, employees, or agents) nor any Depositary's Agent makes any representation or has any responsibility as to the validity of the Class __ Preferred Stock, the Depositary Shares, the Depositary Receipts (except for its countersignature), the registration statement pursuant to which the Shares are registered under the Securities Act, or any other instruments relating to this Agreement, or as to the correctness of any statement made therein or herein. However, the Depositary is responsible for its representations in this Agreement and for the validity of any action taken or required to be taken by the Depositary in connection with this Agreement.

          The Company agrees that it will register the Class __ Preferred Stock and the Depositary Shares in accordance with applicable securities laws.

          SECTION 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may resign as Depositary at any time by notice of its election to do so delivered to the Company. The resignation will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

          The Depositary may be removed by the Company at any time by notice of removal delivered to the Depositary. The removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

          If the Depositary resigns or is removed, the Company will, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary. The successor depositary shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If a successor depositary has not been appointed in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary will execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment under this Agreement, and will then immediately become fully vested with all the rights, powers, duties, and obligations of its predecessor, and for all purposes will be the Depositary under this Agreement.

          The predecessor, upon the written request of the Company, will promptly execute and deliver an instrument transferring to its successor all rights and powers of the predecessor under this Agreement, will duly assign, transfer, and deliver all right, title, and interest in the Class __ Preferred Stock and any moneys or property held under this Agreement to its successor, and will deliver to its successor a list of the record holders of all outstanding Depositary Receipts. Any successor depositary will promptly mail notice of its appointment to the record holders of Depositary Receipts.

          Any corporation into or with which the Depositary may be merged, consolidated, or converted, or any corporation to which all or a substantial part of the corporate trust or shareholder services business of the Depositary may be transferred, will be a successor depositary without the execution or filing of any document or any further act. That successor depositary may execute the Depositary Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

          SECTION 5.05. Indemnification by the Company. The Company agrees to indemnify the Depositary, any Depositary's Agent, and any Registrar against, and hold each of them harmless from, any liability, costs, and expenses (including reasonable attorneys' fees) that may arise out of, or in connection with, its acting as Depositary, Depositary's Agent, or Registrar, respectively, under this Agreement and the Depositary Receipts, except for any liability arising out of negligence, willful misconduct, or bad faith on the part of any of them. The obligations of the Company set forth in this Section 5.05 will survive any succession of any Depositary, Registrar, or Depositary's Agent and termination of this Agreement.

          SECTION 5.06. Fees, Charges, and Expenses. No charges and expenses of the Depositary or any Depositary's Agent will be payable by any person, except as provided in this Section 5.06. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of this Agreement. The Company will also pay all fees and expenses of the Depositary in connection with the initial deposit of the Class __ Preferred Stock and the initial issuance of the Depositary Receipts, any redemption of the Class __ Preferred Stock at the option of the Company, and all withdrawals of the Class
__ Preferred Stock by holders of Depositary Shares.

          If a holder of Depositary Receipts requests the Depositary to perform duties not required under this Agreement, the Depositary will notify the holder of the cost to perform as requested. The holder will be liable for the charges and expenses related to the performance if it then elects to have the Depositary perform. All other fees and expenses of the Depositary and any Depositary's Agent and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations under this Agreement will be promptly paid as previously agreed between the Depositary and the Company. The Depositary will present its statement for fees and expenses to the Company every month or at such other intervals as the Company and the Depositary may agree.


                                   ARTICLE VI

                           Amendment and Termination

          SECTION 6.01. Amendment. The form of the Depositary Receipts and any provision of this Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable. No amendment that (i) materially and adversely alters the rights of the holders of Depositary Receipts or (ii) would be materially and adversely inconsistent with the rights of the Class __ Preferred Stock pursuant to the Certificate of Incorporation will be effective unless the amendment has been approved by the holders of at least two thirds of the Depositary Shares then outstanding. No amendment may impair the right of any holder of any Depositary Shares to surrender a Depositary Receipt with instructions to the Depositary to deliver to the holder the Class __ Preferred Stock (and any money and other property represented thereby), except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Depositary Receipt at the time any amendment becomes effective, by continuing to hold the Depositary Receipt, consents and agrees to the amendment and to be bound by this Agreement as amended.

          SECTION 6.02. Termination. This Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Depositary if
(i) the termination is necessary to preserve the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (or any successor) or (ii) the holders of a majority of the Depositary Shares then outstanding consent to the termination. Upon termination the Depositary will deliver or make available to each holder of a Depositary Receipt, upon surrender of the Depositary Receipt, the number of whole or fractional shares of Class
__ Preferred Stock together with any other property held by the Depositary evidenced by the Depositary Receipt. If any fractional shares of Class __ Preferred Stock would otherwise be due to the holder of a Depositary Receipt, the holder will receive cash in lieu of the fractional share as provided in the Designating Amendment.

                               Deposit Agreement

          This Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.03,
(ii) [each share of Class __ Preferred Stock has been converted or exchanged as described in Section 2.11, or (iii)] a final distribution on the Class __ Preferred Stock has been made in connection with any liquidation, dissolution, or winding up of the Company, and the distribution has been distributed to the holders of Depositary Receipts entitled thereto.

          Upon the termination of this Agreement, the Company will be discharged from all obligations under this Agreement except for its obligations to the Depositary, any Depositary's Agent, and any Registrar under Section 5.05 and
Section 5.06.


                                  ARTICLE VII

                                 Miscellaneous

          SECTION 7.01. Counterparts. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which counterpart, when so executed and delivered, will be treated as an original, but all counterparts taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 7.02. Exclusive Benefits of Parties. This Agreement is for the exclusive benefit of the parties and their respective successors, and will not give any legal or equitable right, remedy, or claim to any other person whatsoever.

          SECTION 7.03. Invalidity of Provisions. If any one or more of the provisions contained in this Agreement or in the Depositary Receipts is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions in this Agreement and the Depositary Receipts shall in no way be affected.

          SECTION 7.04. Notices. All notices to be given to the Company will be in writing and will be duly given if personally delivered or sent by first class mail, or by telegram or facsimile transmission confirmed by letter, addressed to the Company at:

                                 INMC Mortgage Holdings, Inc.
                                 155 North Lake Avenue
                                 Pasadena, CA 91101
                                 Attention: ________________________
                                 Telephone No. ________________________
                                 Fax No. ________________________

or at any other address of which the Company will have notified the Depositary in writing.

          Any notices to be given to the Depositary will be in writing and will be duly given if personally delivered or sent by first class mail, or by telegram or facsimile transmission confirmed by letter, addressed to the Depositary at the Corporate Office.

          Any notices given to any record holder of a Depositary Receipt shall be in writing and will be duly given if personally delivered or sent by first class mail, or by telegram or facsimile transmission confirmed by letter, addressed to the record holder at the address of the record holder as it appears on the books of the Depositary or, if the holder has filed with the Depositary in a timely manner a written request that notices intended for the holder be mailed to some other address, at the address designated in the request.

          Delivery of a notice sent by first class mail or by telegram or facsimile transmission will be effective at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a telegram or facsimile transmission ) is deposited, postage prepaid, in a post office letter box, and will be conclusively presumed to have been received on the second business day after being so posted in the case of notice sent by mail, and on the day sent (or the next business day if that day is not a business day) in the case of notice by telegram or facsimile transmission. The Depositary or the Company may, however, act upon any telegram or facsimile transmission received by it from the other or from any holder of a Depositary Receipt, notwithstanding that the telegram or facsimile transmission has not subsequently been confirmed by letter.

          SECTION 7.05. Depositary's Agents. The Depositary may from time to time appoint Depositary's Agents to act in any respect for the Depositary for the purposes of this Agreement, and may at any time appoint additional Depositary's Agents, and vary or terminate the appointment of the Depositary's Agents. The Depositary will notify the Company of any such action.

          SECTION 7.06. Holders of Depositary Receipts Are Parties. The holders of Depositary Receipts from time to time become parties to this Agreement and will be bound by all of the terms and conditions of this Agreement and of the Depositary Receipts by acceptance of delivery of the Depository Receipt.

          SECTION 7.07. Governing Law. This Agreement and the Depositary Receipts and all rights, duties, and obligations hereunder and thereunder will be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed in New York State.

          SECTION 7.08. Inspection of Deposit Agreement and Designating Amendment. Copies of this Agreement and the Designating Amendment will be filed with the Depositary and the Depositary's Agents and will be open to inspection during business hours at the Corporate Office and the respective offices of any Depositary's Agents by any holder of a Depositary Receipt.

          SECTION 7.09. Headings. The headings of articles and sections in this Agreement have been inserted for convenience only and are not to be regarded as a part of this Agreement or to have any bearing upon the meaning or interpretation of any provision contained in this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and all holders of Depositary Receipts will become parties to this Agreement by and upon acceptance by them of delivery of Depositary Receipts.

                              INMC MORTGAGE HOLDINGS, INC.


                              By:___________________________________________
                                  Authorized Officer

Attest:



                              XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


                              By:___________________________________________
                                  Authorized Signatory


Attest:

          The Company will furnish to any holder of this Certificate, on request and without charge, a full statement of the information with respect to the designations and any preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions or redemption or the stock of each class which the Company has authority to issue and, if the Company is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set the rights and preferences of subsequent series. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), a copy of which will be sent without charge to each stockholder who requests one. The request should be made to the Secretary of the Company at its principal office or to the Depositary.

          The Depositary Shares evidenced by this Depositary Receipt are subject to restrictions on ownership and transfer for the purpose of the Company's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Certificate of Incorporation of the Company, no person may beneficially own or constructively own Depositary Shares representing Class __ Preferred Stock in excess of 9.8% of the outstanding Class __ Preferred Stock, with certain further restrictions and exceptions set forth in the Certificate of Incorporation. Any person who attempts to beneficially own or constructively own Depositary Shares representing Class __ Preferred Stock in excess of the above limitation must immediately notify the Company. All capitalized terms in this legend have the meanings set forth in the Certificate of Incorporation. Transfers in violation of the restrictions described above will be void ab initio.


                      [FORM OF FACE OF DEPOSITARY RECEIPT]

DRC-
           CERTIFICATE FOR NOT MORE THAN __________ DEPOSITARY SHARES

CUSIP

                        RECEIPT FOR DEPOSITARY SHARES,
                     EACH REPRESENTING ____ OF A SHARE OF
        ______% CLASS __ PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF

                         INMC MORTGAGE HOLDINGS, INC.
                           (a Delaware corporation)

          _________________________________, as depositary (the "Depositary"),
hereby certifies that                       is the registered owner of
DEPOSITARY SHARES ("Depositary Shares"), each Depositary Share representing ____ of one share of _____% Class __ Preferred Stock, par value $0.01 per share (the "Stock"), of INMC Mortgage Holdings, Inc., a Delaware corporation (the "Company"), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of _____________ (the
"Deposit Agreement"), among the Company, the Depositary, and the holders from time to time of Depositary Receipts for Depositary Shares. By accepting this Depositary Receipt, the holder becomes a party to and agrees to be bound by all of the provisions of the Deposit Agreement. This Depositary Receipt will not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it has been executed by the Depositary by the manual or facsimile signature of a duly authorized officer and, if a Registrar for the Depositary Receipts (other than the Depositary) has been appointed, by the manual signature of a duly authorized officer of the Registrar.

Dated:

[COUNTERSIGNED:                   _______________________________
                                  AS DEPOSITARY, TRANSFER AGENT,
                                  AND REGISTRAR

___________________________]    By: ___________________________________
By                                      Authorized Signatory

                    [FORM OF REVERSE OF DEPOSITARY RECEIPT]

                          INMC MORTGAGE HOLDINGS, INC.



  INMC MORTGAGE HOLDINGS, INC. WILL FURNISH WITHOUT CHARGE TO EACH REGISTERED HOLDER OF A DEPOSITARY RECEIPT WHO REQUESTS ONE A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE DESIGNATING AMENDMENT WITH RESPECT TO THE CLASS __ PREFERRED STOCK OF INMC MORTGAGE HOLDINGS, INC. ANY REQUEST SHOULD BE MADE TO THE SECRETARY OF THE COMPANY OR TO THE DEPOSITARY NAMED ON THE FACE OF THIS DEPOSITARY RECEIPT.

                ________________________________________________

  The following abbreviations when used in the instructions on the face of this receipt will be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common  UNIF GIFT MIN ACT - ______Custodian _______
                                                   (Cust)          (Minor)

TEN ENT - as tenants by the Under Uniform Gifts to Minors Act entireties

JT TEN -  as joint tenants with
          right of survivorship                 --------------------------
          and not as tenants in common          (State)

          Additional abbreviations may also be used though not in the above list.


                                   ASSIGNMENT
                                   ----------

   For value received, ______________________ hereby sell(s), assign(s) and transfer(s) unto



     PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

         ------------------------------------------------------------

         ------------------------------------------------------------
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE


         ------------------------------------------------------------

                                   Depositary Shares represented by the within
         --------------------------
Depositary Receipt, and do hereby irrevocably constitute and appoint

                                  Attorney to transfer the said Depositary
---------------------------------
Shares on the books of the within named Depositary with full power of substitution in the premises.


Dated
     ---------------------------        ---------------------------------------
                                        NOTICE: The signature to the assignment
                                        must correspond with the name as written upon the face of this Depositary Receipt in every particular, without alteration or enlargement or any change whatever.